Exhibit 8.1

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44(0)20.7710.1000 Fax: +44(0)20.7374.4460 www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
19 September 2016	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
TechnipFMC Limited	Houston	Silicon Valley
c/o Legalinx Limited	London	Singapore
1 Fetter Lane	Los Angeles	Tokyo
London EC4A 1BR	Madrid	Washington, D.C.
United Kingdom	Milan

Dear Sirs

Re:	TechnipFMC Limited—Registration Statement on Form S-4 Exhibit 8.1

We have acted as English legal advisers to TechnipFMC Limited, a private limited company incorporated in England and Wales which will be registered as a public limited company and its name changed to “TechnipFMC plc” prior to the completion of the Mergers (as defined below) (the “Company”) in connection with:

(a)	the proposed merger of Technip S.A., a French société anonyme (“Technip”), with and into the Company, with the Company continuing as the survivor (the “Technip Merger”), and immediately following the Technip Merger, the proposed merger of a Delaware corporation and a wholly owned indirect subsidiary of the Company with and into FMC Technologies, Inc., a Delaware corporation (“FMCTI”), with FMCTI continuing as the survivor and a wholly owned indirect subsidiary of the Company (the “FMCTI Merger” and, together with the Technip Merger, the “Mergers”), in each case, pursuant to a definitive business combination agreement dated 14 June 2016 between FMCTI, Technip and the Company (the “Business Combination Agreement”); and

(b)	the preparation and filing of the registration statement on Form S-4 to which this letter is attached as an exhibit (such registration statement, as amended, including the documents incorporated by reference therein, the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”).

1.	INTRODUCTION

1.1	Purpose

In connection with the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below. We have taken instruction in this regard solely from the Company.

Latham & Watkins is the business name of Latham & Watkins (London) LLP, a registered limited liability partnership organised under the laws of New York and authorised and regulated by the Solicitors Regulation Authority (SRA No. 203820). A list of the names of the partners of Latham & Watkins (London) LLP is open to inspection at its principal place of business, 99 Bishopsgate, London EC2M 3XF, and such persons are either solicitors, registered foreign lawyers or European lawyers. We are affiliated with the firm Latham & Watkins LLP, a limited liability partnership organised under the laws of Delaware.

19 September 2016

1.2	Legal review

For the purposes of issuing this letter, we have reviewed only the following documents:

(a)	a copy of the draft Registration Statement initially filed with the SEC on 10 August 2016; and

(b)	the Business Combination Agreement.

1.3	Applicable law

This letter, the opinion given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, English law. We express no opinion on any law other than the tax law of the United Kingdom.

1.4	Assumptions

The opinion in this letter has been given on the basis of the following assumptions:

(a)	the genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies; and

(b)	that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen.

1.5	Reservations

We have not been responsible for investigating or verifying the accuracy of the facts, including statement of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it. We express no opinion as to matters of fact.

The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinion) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINION

Based upon and subject to paragraph 1 (Introduction) and the other matters, qualifications and limitations set out in this letter and the Registration Statement, we are of the opinion that the statements in the Registration Statement under the caption “Material U.K. Tax Considerations”, insofar as such statements purport to constitute summaries of United Kingdom tax law as at the date hereof or legal conclusions with respect thereto, are accurate summaries thereof in all material respects.

19 September 2016

3.	EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax which may arise or be suffered as a result of or in connection with the Mergers or the transactions contemplated thereby (other than as specified in paragraph 2 (Opinion)).

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this which would alter our opinion.

4.	DISCLOSURE AND RELIANCE

This letter is addressed to you for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours faithfully,

/s/ Latham & Watkins

LATHAM & WATKINS